Exhibit 99.1

Press Release
Liberty Global Schedules Investor Call For First
Quarter Results

Englewood, Colorado - May 2, 2013:

Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its first quarter 2013 results on Monday, May 6, 2013. You are invited to participate in Liberty Global's Investor Call, which will begin at 11:00 a.m. (Eastern Time), on Tuesday, May 7, 2013. At that time, management will discuss the Company's results and business and expects to comment on the Company's outlook and provide other forward-looking information. Please call at least 15 minutes prior to the start of the teleconference.

888.791.4299    Domestic
913.981.5509    International

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.lgi.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 35 million services as of December 31, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Marcus Smith	+44 20.7190.6374
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800
John Rea	+1 303.220.4238	Hanne Wolf	+1 303.220.6678